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                            TRANSFER AGENT AGREEMENT

                  THIS AGREEMENT is made and entered into as of this 1st day of August, 1997, by and between Cadre Institutional Investors Trust (the "Trust") on behalf of its portfolio known as the Liquid Asset Fund (the "Fund") and Cadre Financial Services, Inc., a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Agent").

                              W I T N E S S E T H:

                  WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940 (the "1940 Act"); and

                  WHEREAS, the Agent is registered under the Securities Exchange Act of 1934 (the "1934 Act") as a transfer agent;

                  NOW, THEREFORE, the Trust, on behalf of the Fund, and the Agent do mutually promise and agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES OF THE AGENT

                  Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Agent to act as transfer agent, dividend disbursing agent, and shareholder servicing agent for the Fund.

                  The Agent shall perform all of the customary services of a transfer agent, dividend disbursing agent and shareholder servicing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to the following and as more fully described in Exhibit A:

                  A. Receive orders for the purchase of shares, with prompt delivery, where appropriate, of payment and supporting documentation to the Fund's custodian;

                  B. Process purchase orders and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

                  C. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian;

                  D. Pay moneys (upon receipt from the Fund's custodian, where relevant) in accordance with the instructions of redeeming shareholders;

                  E. Process transfers of shares in accordance with the shareowner's instructions;

                  F. Process exchanges between funds within the same family of funds, if applicable;
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                  G.       Prepare and transmit payments for dividends and
                           distributions declared by the Fund;

                  H. Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

                  I. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of shares of the Fund's which are authorized, issued and outstanding and such other records as are required to be maintained by a transfer agent for open-end registered investment companies by the rules adopted under the 1934 Act;

                  J. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

                  K. Mail shareholder reports and prospectuses to current shareholders;

                  L. Prepare and file U.S. Treasury Department forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

                  M. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust; and

                  N. Provide a Blue Sky System which will enable the Fund to monitor the total number of shares sold in each state. In addition, the Fund shall identify to the Agent in writing those transactions and assets to be treated as exempt from the Blue Sky reporting to the Fund for each state. The responsibility of the Agent for the Fund's Blue Sky state registration status is solely limited to the initial compliance by the Fund and the reporting of such transactions to the Fund.

2.       COMPENSATION AND EXPENSES

                  As full compensation for the services and facilities furnished to the Trust and the expenses assumed by the Agent under this Agreement, the Trust shall pay to the Agent a fee with respect to each Fund, as calculated in accordance with Schedule A hereto. The Agent shall bear all of the costs of providing services hereunder.

                  The Fund agrees to pay all reimbursable expenses within thirty
(30) days following receipt of a notice for reimbursement of such expenses.

3.       REPRESENTATIONS OF AGENT



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                  The Agent represents and warrants to the Trust that:

                  A. It is a corporation duly organized, existing and in good standing under the laws of Delaware.

                  B. It is duly qualified to carry on its business and duly registered as a transfer agent under the 1934 Act;

                  C. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

                  D. All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement; and

                  E. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.       REPRESENTATIONS OF THE TRUST

                  The Trust represents and warrants to the Agent that:

                  A. The Trust is registered under the 1940 Act as an open-ended, diversified management investment company;

                  B. The Trust is a business trust organized, existing, and in good standing under the laws of Delaware;

                  C. The Trust is empowered under applicable laws and by its Declaration of Trust and other governing documents to enter into and perform this Agreement;

                  D. All necessary proceedings required to be taken by the Trust to authorize it to enter into and perform this Agreement;

                  E. The Trust will comply with all applicable requirements of the Securities Act of 1933 and the Investment Company Act of 1940, and all other laws, rules and regulations of governmental authorities having jurisdiction; and

                  F. A registration statement under the Securities Act of 1933 covering shares of the Fund is currently effective and will remain effective. Appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered and sold.

5.       COVENANTS OF THE TRUST AND THE AGENT

                  The Fund shall furnish the Agent a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Agent and the execution of this Agreement. The Trust shall provide to the Agent a copy of its Declaration of Trust and all amendments.


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                  The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to the Trust on and in accordance with its request.

6.       LIABILITY; INDEMNIFICATION

                  The Agent agrees to use reasonable care and to act in good faith in performing its duties hereunder and shall not be liable for any error in judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, provided that the Agent has acted in accordance with such standard and with the terms of this Agreement.

                  Notwithstanding the foregoing, the Agent shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national or state emergencies, fire, mechanical or equipment failure, flood or catastrophe, acts of God, insurrection or war. In the event of a mechanical breakdown beyond its control, the Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Agent's control. The Agent will make every reasonable effort to restore any lost or damaged data, and the correct of any errors resulting from such a breakdown will be at the Agent's expense. The Agent agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.

                  The Trust will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) ("Losses") resulting from any claim, demand, action or suit and arising out of or in connection with the Agent's duties on behalf of the Trust hereunder, except insofar as such Losses result from the willful misfeasance, bad faith or gross negligence of the Agent in the performance of its duties hereunder or from its reckless disregard of such duties.

                  In performing services hereunder, Agent shall be entitled to rely and to act upon: (i) telephone instructions relating to the exchange or redemption of shares received by the Agent and reasonably believed by the Agent to have originated from the record owner of the subject shares; (ii) any instructions executed or orally communicated by a duly authorized officer or employee of the Trust, according to such lists of authorized officers and employees furnished to the Agent and as amended from time to time in writing by a resolution of the Board of Directors of the Trust; and (iii) any genuine instrument signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same.

7.       NEW YORK LAW TO APPLY


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                  This Agreement shall be deemed to have been executed in New
York and shall be construed and the provisions thereof interpreted under and in accordance with the substantive laws of the State of New York, without regard to the conflicts of laws provisions of such state.

8.       TERM, AMENDMENT, ASSIGNMENT, TERMINATION AND NOTICE

                  A. This Agreement shall become effective as of the date set forth above for an initial term of two years and shall continue in effect from year to year thereafter provided that each such continuance is approved annually by the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust, as defined by the 1940 Act and the rules thereunder.

                  B. This Agreement may be amended by the mutual written consent of the parties.

                  C. This Agreement may be terminated upon ninety (90) days written notice given by one party to the other.

                  D. This Agreement and any right or obligation hereunder may not be assigned by either party without the signed, written consent of the other party; provided, however, that the Agent may assign this Agreement without such consent in a transaction which does not constitute an "assignment" as defined by the 1940 Act and the rules thereunder.

                  E. Any notice required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed to the principal place of business of the other party.

                  F. In the event that the Trust gives to the Agent written notice of its intention to terminate this Agreement and appoint a successor transfer agent, the Agent agrees to cooperate in the transfer of its duties and responsibilities to the successor, including the transfer of any and all relevant books, records and other data established or maintained by the Agent under this Agreement.

                  G. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be paid by the Trust.

9.       NATURE OF THE TRUST

                  A. Article 5 of the Declaration of Trust contains provisions limiting the liability of the Trustees, officers, employees and agents of the Trust. The obligations of the Trust created hereunder are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, officers, employees or agents of the Trust or of the Shareholders of the Fund, and only that portion of the Fund property necessary to satisfy the obligations of the trust arising hereunder shall be bound or affected by the operation of this Agreement.


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                  B.       Third Parties. When dealing with third parties on
                           behalf of the Fund, Agent shall include such recitals in written documents as may be reasonably requested by the Trust regarding the limitation of liability of the Board of Trustees, the Fund's shareholders, and the Trust's officers, employees and agents to third parties.

                  IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date first written above.


Cadre Institutional Investors Trust          Cadre Financial Services, Inc.


By:  /s/ William T. Sullivan, Jr.            By:  /s/ Frank X. Sullivan
     ----------------------------                 -------------------------

Attest:  William M. Sullivan                 Attest:  William M. Sullivan
         ---------------------------                  ---------------------


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                                   SCHEDULE A

     As full compensation for the services and facilities furnished to the Trust and the expenses assumed by the Agent under this Agreement, the Liquid Asset Fund, the sole Fund as of the date of this Agreement, shall pay to the Agent monthly compensation calculated daily at the annual rate of .05% of such Fund's net assets up to $250,000,000, .04% of the Fund's net assets greater the $250,000,000 and less than $1,000,000,000, and .03% of the Fund's net assets above $1,000,000,000. Such calculations shall be made by applying 1/365th of the annual rate to the Fund's net assets each day determined as of the close of business on that day or the last previous business day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.



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                                    EXHIBIT A

                               DUTIES OF THE AGENT


1.       SHAREHOLDER INFORMATION

         The Agent shall maintain a record of the number of shares held by each holder of record which shall include their addresses and taxpayer identification numbers.

2.       SHAREHOLDER SERVICES

         The Agent will investigate all shareholder inquiries relating to shareholder accounts, and will answer all correspondence from shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between the Agent and the Trust. The Agent shall keep records of shareholder correspondence and replies thereto, and of the lapse of time between the receipt of such correspondence and the mailing of such replies.

3.       STATE REGISTRATION REPORTS

         The Agent shall furnish the Trust on a state-by-state basis, sales reports, such periodic and special reports as the Trust may reasonably request, and such other information, including shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Trust and the Agent.

4.       UNCERTIFICATED SHARES

         (a) With respect to shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto), the Agent shall maintain comparable records of the recordholders thereof, including their names, addresses, and taxpayer identification numbers.

5.       MAILING COMMUNICATIONS TO SHAREHOLDERS:  PROXY MATERIALS

         At the expense of the Trust, the Agent will address and mail to shareholders of the Fund, all reports to shareholders, dividend and distribution notices, and proxy material for meeting of shareholders. In connection with the meetings of shareholders, the Agent will prepare shareholder lists, mail, and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings (act as inspector of election at meetings and certify shares voted at meetings).

6.       SALES OF SHARES

         (a)      PROCESSING OF INVESTMENT CHECKS OR OTHER INVESTMENTS



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                  Upon receipt of any check or other instrument drawn or
                  endorsed to it as agent for, or identified as being for the account of the Fund, or drawn or endorsed to the Distributor of the Fund's shares for the purchase of shares, the Agent shall stamp the check with the date of receipt, shall forthwith process the same for collection and, shall record the number of shares sold, the trade date and price per share, and the amount of money to be delivered to the custodian of the Fund for the sale of such shares.

         (b)      ISSUANCE OF SHARES

                  Upon receipt of notification that the Fund's custodian has received the amount of money specified in the immediately preceding paragraph, the Agent shall issue to and hold in the account of the purchaser/shareholder, or if no account is specified therein, in a new account established in the name of the purchaser, the number of shares such purchaser is entitled to receive, as determined in accordance with applicable Federal law and regulations.

         (c)      CONFIRMATIONS

                  The Agent shall send to purchasers of shares confirmations of their purchases and periodic statements which will show the new share balance, the shares held under a particular plan, if any, for withdrawing investments, the amount invested, and the price paid for the newly purchased shares, or will be in such other form as the Trust and the Agent may agree from time to time. Such confirmations and statements will be sent at such times as may be required by applicable laws and regulations or as may otherwise be agreed to by the Trust and the Agent in compliance with such laws and regulations.

         (d)      SUSPENSION OF SALE OF SHARES

                  The Agent shall not be required to issue any shares of the Fund where it has received a written instruction from the Trust or written notice from any appropriate Federal or state authority that the sale of the shares of the Fund has been suspended or discontinued, and the Agent shall be entitled to rely upon such written instructions or written notification.

         (e)      TAXES IN CONNECTION WITH ISSUANCE OF SHARES

                  Upon the issuance of any shares in accordance with the foregoing provisions of this Section, the Agent shall not be responsible for the payment of any original issue or other taxes required to be paid in connection with such issuance.

         (f)      RETURNED CHECKS

                  In the event that any check or other order for the payment of money is returned unpaid for any reason, the Agent will: (i) give prompt notice of such return to the Trust or its designee; (ii) place a stop transfer order against all shares issued as a result of such



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                  check or order; and (iii) take such actions as the Agent may from time to time deem appropriate.

7.       REDEMPTIONS

         (a)      REQUIREMENTS FOR TRANSFER OR REDEMPTION OF SHARES

                  The Agent shall process all requests from shareholders to transfer or redeem shares in accordance with the procedures set forth in the Fund's Prospectus, including, but not limited to, all requests from shareholders to redeem shares and all determinations of the number of shares required to be redeemed to fund designated monthly payments, automatic payments, or any other such distribution or withdrawal plan.

                  The Agent will transfer or redeem shares upon receipt of written instructions, accompanied by such documents as the Agent reasonably may deem necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes, if any.

                  The Agent reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement on the instructions is valid and genuine, and for that purpose it may require a guarantee of signature by a member firm of a national securities exchange, by any national bank or trust company, by any member bank of the Federal Reserve system or by other eligible guarantor institution. The Agent also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Agent, in its judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

                  The Agent may, in effecting transactions, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the provisions of Article 8 of the Uniform Commercial Code, as the same may be amended from time to time in the State of New York, which, in the opinion of legal counsel for the Trust or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of shares. The Trust may authorize the Agent to waive the signature guarantee in certain cases by written instructions.

                  For the purposes of the redemption of shares of the Fund which have been purchased within 15 days of a redemption request, the Trust shall provide the Agent with written instructions concerning the time within which such requests may be honored.

         (b)      NOTICE TO CUSTODIAN AND FUND

                  When shares are redeemed, the Agent shall, upon receipt of the instructions and documents in proper form, deliver to the Fund's custodian and the Trust a notification setting forth the number of shares to be redeemed. Such redemptions shall be reflected


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                  on appropriate accounts maintained by the Agent reflecting outstanding shares of the Fund and shares attributed to individual accounts and, if applicable, any individual withdrawal or distribution plan.

         (c)      PAYMENT OF REDEMPTION PROCEEDS

                  The Agent shall, upon receipt of the moneys paid to it by the Fund's custodian for the redemption of shares, pay to the shareholder, or his authorized agent or legal representative, such moneys as are received from the custodian, all in accordance with the redemption procedures described in the Fund's Prospectus; provided, however, that the Agent shall pay the proceeds of any redemption of shares purchased within a period of time agreed upon in writing by the Agent and the Trust, only in accordance with procedures agreed to in writing by the Agent and the Trust, for determining that good funds have been collected for the purchase of such shares. The Trust shall indemnify the Agent for any payment of redemption proceeds or refusal to make such payment, if the payment or refusal to pay is in accordance with said written procedures.

                  The Agent shall not process or effect any redemptions pursuant to a plan of distribution or redemption, or in accordance with any other shareholder request upon the receipt by the Agent of notification of the suspension of the determination of the Fund's net asset value.

8.       DIVIDENDS

         (a)      NOTICE TO AGENT AND CUSTODIAN

                  Upon the declaration of each dividend and each capital gains distribution by the Board of Trustees of the Trust with respect to shares, the Trust shall furnish to the Agent a copy of a resolution of its Board of Trustees, certified by the Secretary of the Trust, setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, the total amount payable to the Agent on the payment date, and whether such dividend or distribution is to be paid in shares of such class at net asset value.

                  On or before the payment date specified in such resolution of the Board of Trustees, the Trust will cause the custodian of the Fund to pay to the Agent sufficient cash to make payment to the shareholders of record as of such payment date.

         (b)      PAYMENT OF DIVIDENDS BY THE AGENT

                  The Agent will, on the designated payment date, automatically reinvest all dividends required to be reinvested in additional shares at net asset value (determined on such date), and mail to shareholders statements at such times as may be required by


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                  applicable law or agreed to by the Trust and the Agent showing the number of full and fractional shares (rounded to three decimal places) then currently owned by the shareholders and the net asset value of the shares so credited to the shareholders' accounts.

         (c)      INSUFFICIENT FUNDS FOR PAYMENTS

                  If the Agent does not receive sufficient cash from the Fund's custodian to make total dividend and/or distribution payments to all shareholders as of the record date, the Agent will, upon notifying the Trust, withhold payment to all shareholders of record as of the record date, until such sufficient cash is provided to the Agent.

         (d)      INFORMATION RETURNS

                  It is understood that the Agent shall file such appropriate information returns concerning the payment of dividends, return of capital, and capital gain distributions with the proper Federal, state, and local authorities as are required by law to be filed and shall be responsible for the withholding of taxes, if any, due on such dividends or distributions to shareholders when required to withhold taxes under applicable law.



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